Exhibit 99.2

4Q CONFERENCE CALL SCRIPT

March 5, 2008

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's fourth-quarter conference call.  I'm Joel Mostrom, executive vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business.  I will then provide a financial review of the results for the fourth quarter and full year.  After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material.  It cannot be recorded or rebroadcast without Chesapeake's express permission.  Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act.   The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements.  Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.  Additionally, during this call there may be references to certain non-GAAP financial information.  This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

2007 was a challenging year for Chesapeake, but it was also a year when much was accomplished and the groundwork was laid for further growth and improvement in our business.

Our operating income, excluding special items, for 2007 was down about 9%, and the market values of our publicly traded bonds and equity were down significantly.  I believe that both values have been discounted because of our high amount of debt and refinancing uncertainty in today’s credit environment.  I am pleased to report that we continue to make progress on refinancing our existing $250 million credit facility.  In addition, Joel will tell you about an amendment to our credit facility we have signed today.

We are looking at various options for ways to lower our debt.  We continually evaluate all our operations based on performance and on strategic fit with our business.  We target revenue growth of 8% per annum or EBITDA margins of 15% for our businesses.  If we have businesses which are not at those levels or do not have a path to getting there, we will consider alternatives for such businesses.  Two small examples recently completed were the sale of our Bremen tobacco facility and the joint venture for our food-related tube business.  You should also note that our annual incentive plans are tied to these same two growth and return targets.

During 2007 we absorbed the impact of a significant reduction in our tobacco packaging business while continuing to broaden our capabilities from being predominately a Western European manufacturer to one with operations also located in developing countries such as China and Hungary.  However, these growth initiatives, rationalization activities and other requirements for cash, such as pension funding obligations, put pressure on our balance sheet.

We experienced some service level issues in our paperboard segment that impacted our fourth quarter results.  I believe that these issues have now been resolved, and, as a result of improved service and a renewed emphasis on customers, we have secured greater than $75 million of annualized new sales with several of our top customers over the past four months.

Late last year we initiated an internal project that focused on improving the fundamentals in our business at the factory and customer level.  The results achieved at four pilot sites are encouraging.  One thing that we have learned from our prior cost savings program is that longer term fundamental change is better and more sustainable than quick headline numbers.

I believe that we are taking the right steps to improve our operating performance and our balance sheet.  However, the benefits of these improvements are not expected to be realized until the last half of 2008.  We expect results for the first half of 2008 to be below 2007 levels due to lower volumes and start up expenses relating to new facilities and product lines.  The additional sales growth that I mentioned is also not expected to affect our earnings until the second half of 2008.  I believe that the combination of an aligned team, new customer initiatives, process improvements and secure financing will enable us to achieve improved operating results for fiscal 2008.

Now I’ll turn the call back over to Joel for some further analysis on our fourth quarter and full year results.

JKM COMMENTS

Thanks Andy.

This morning we reported a fourth quarter net loss from continuing operations of $6.7 million, or $0.34 per share, and we reported a full year net loss from continuing operations of $13.8 million, or $0.71 per share.  These results compared to a net loss from continuing operations of $33.3 million, or $1.72 per share, for the fourth quarter of 2006 and $32.4 million, or $1.67 per share, for the full-year 2006.  In all these periods we incurred charges for special items.

Special items include goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures.

Our operating income, exclusive of special items, for the fourth quarter of 2007 was $3.5 million, compared to $12.1 million for the fourth quarter of 2006.  The full year results on this measure were $41.0 million in 2007, compared to $44.9 million in 2006.

Operating income for the fourth quarter and full-year 2007 was favorably impacted by changes in foreign currency exchange rates.  Changes in foreign currency exchange rates increased operating income, exclusive of special items, approximately $1.0 million for the fourth quarter and $4.5 million for the full year 2007 when compared to the comparable periods of 2006.

I'll now review our operating results starting with the Paperboard Packaging segment.  My discussion of segment operating income excludes the effects of special items.

Fourth quarter net sales of $223 million for the Paperboard Packaging segment were up 2% compared to net sales for the fourth quarter of 2006.  Full-year net sales of $880 million were up 5% compared to net sales for 2006.  Excluding changes in foreign currency exchange rates, net sales were down 6% for the quarter and down 3% for the full year compared to 2006.  Sales in both branded products and pharmaceutical and healthcare packaging were down for both the fourth quarter and full year.  Within the branded products packaging market, the sales declines for the quarter and year were largely related to decreased sales of tobacco packaging resulting from the loss of business with British American Tobacco.  In addition, sales of UK confectionery and food and household packaging were down about 6% for the full year, but were relatively flat quarter-over-quarter.  These decreases were partially offset by strong sales growth in German confectionery packaging.  Sales in German confectionery packaging were up 40% for the fourth quarter and 18% for the full year.  Within the pharmaceutical and healthcare packaging market, sales were down about 7% for the fourth quarter and about 2% for the year.  The decline in sales was the result of competitive market conditions and some service level disruption.  More recently our service levels are back on track, and as Andy mentioned, we have recently secured or renewed significant new business in this area.

The Paperboard Packaging segment's operating income for the fourth quarter of 2007 was $3.4 million, a decrease of $7.3 million, compared to the fourth quarter of 2006, and operating income for the full-year 2007 was $36.9 million, a decrease of $6.0 million, compared to the full-year 2006.  Changes in foreign currency exchange rates increased segment operating income by $600,000 for the quarter and $3.3 million for the year.  The decrease in operating income for the fourth quarter and full year was partly due to the decreased sales of tobacco packaging.  This loss of sales accounted for about 25 – 30% of the operating income decline for Paperboard Packaging for both the fourth quarter and full year.  The start-up problems with the multi-shaped tubes had a similar impact on operating earnings with the remaining decline in pharmaceutical and healthcare due to costs associated with process improvement initiatives and reduced operating margins.

The Plastic Packaging segment had sales of $48 million in the fourth quarter of 2007, up 20% from the fourth quarter of 2006.  Full-year net sales of $180 million were up 16% compared to net sales for 2006.  Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were up 9% for the quarter and up 17% for the year when compared to 2006.  The increase in sales for both the fourth quarter and full year was due to both increased volume and the partial pass-through of higher raw material prices.  Both our beverage packaging operation in Africa and our specialty chemicals operation experienced strong demand during 2007.

The Plastic Packaging segment’s operating income was $4.3 million for the fourth quarter 2007, a decrease of $1.7 million, from the fourth of quarter 2006, and operating income for the full-year 2007 was $20.4 million, an increase of $2.5 million, compared to 2006.  Changes in foreign currency exchange rates increased segment operating income $400,000 for the quarter and $1.2 million for the year.  The decrease in operating income for the fourth quarter was primarily due to weakness in the beverage packaging operation in Africa, which resulted partly from pricing pressure and under-recovery of increased raw material costs.  The increase in operating income for the full-year 2007 was primarily due to the increased sales of specialty chemical packaging.

Turning back now to our consolidated results, net cash generated by operating activities was $24.1 million for the full-year 2007, an increase of $2.4 million over 2006.  The increase in operating cash flow primarily reflected a decrease in operating cash flow spending associated with our global cost savings program of $4.9 million and reduced pension funding of $4.6 million, partly offset by increased working capital usage.  Excluding cash used for restructuring, net cash provided by operating activities was $35.5 million for the full-year 2007, compared to $38.0 million for 2006.

Total debt at the end of 2007 was $515.3 million compared to $467.8 million at the end of 2006.  Changes in foreign currency exchange rates increased total debt at the end of 2007 by approximately $18.0 million.  Likewise, foreign exchange rates increased interest expense approximately $600,000 for the fourth quarter of 2007 and $2.3 million for the full year when compared to 2006.

Effective December 28, 2007 and March 5, 2008 the company agreed with its lenders to amend certain covenants of its Senior Revolving Credit Facility.  Among other things the amendment increased the total leverage ratio and decreased the interest coverage ratio for all quarters through the end of 2008 in order to provide sufficient liquidity to the company to execute its 2008 business plan.

Our two-year cost savings program is now complete.  Over the course of the program we recorded net charges for divestitures and restructuring, asset impairment and other exit costs of $32.7 million, of which $7.7 million is included in discontinued operations.  We made cash payments related to program initiatives of $32.0 million, but we also recovered $26.7 million in cash proceeds for operations and other assets divested under the program.  Over the course of 2006 and 2007 we realized annualized cost savings in excess of our $25 million goal.  Unfortunately, those savings have been masked in 2007 by the loss of tobacco volumes with BAT, start-up costs associated with a new line of multi-shaped tube products and competitive market conditions.  As we look to 2008 we expect to have another challenging year.  The tobacco volume we expected to lose has transferred out of our facilities as of the end of 2007, so we will have a full-year impact of the loss of tobacco volumes in 2008.  However, we expect to have significantly lower pension expense, and we also expect some improvements in operating performance, particularly related to multi-shaped tubes, the recent contract wins that Andy mentioned, and continued strong growth in German confectionery. We will also continue to evaluate the possible closure, downsizing, consolidation or sale of additional facilities and additional cost savings and process improvement measures.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.chesapeakecorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 code 1334850.

This concludes today's call.  Thank you for participating.